Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

GS Finance Corp.

$1,000,000

Basket-Linked Notes due 2020

guaranteed by

The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (June 10, 2020) is based on the performance of an unequally-weighted basket comprised of the common stock or ordinary shares (basket stocks) of 66 of the 3,000 companies included in the Russell 3000® Index (index) as measured from the trade date (May 6, 2019) to and including the determination date (June 8, 2020). For a full list of the basket stocks, see “The Basket” on page S-33.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket stock, of: (i) the final stock price on the determination date divided by the initial stock price multiplied by (ii) the initial weighted value of such basket stock. The initial stock price and the initial weighted value of each basket stock are set forth on page S-36.  If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive. If the final basket level is less than the initial basket level, the return on your notes will be negative.

The basket was selected on April 17, 2019 (the selection date) from constituents of the index at that time that were not subject to a takeover bid, utilizing the following criteria: industry sector classification (removing real estate investment trusts and constituents from the financial sector); average daily trading volume; estimates of long-term growth earnings per share; historical year-over-year sales growth; and estimated earnings per share year-over-year growth (based, in part, on estimates of earnings per share from continuing operations).  For a detailed description of the methodology used in selecting the basket, see “The Basket – Selection” on page S-37. Estimated long-term growth earnings per share and estimated earnings per share year-over-year growth are based on a minimum of seven analysts’ estimates, and may include estimates from Goldman Sachs & Co. LLC analysts. For more information on the risks related to the calculation of these estimates, see “Additional Risk Factors Specific to Your Notes” on page S-12.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-12.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $999 per $1,000 face amount.

Original issue date (settlement date): May 13, 2019	Original issue price: 101.06% of the face amount
Underwriting discount: 0.81% of the face amount	Net proceeds to the issuer: 100.25% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Amendment No. 1 dated May 10, 2019 to Prospectus Supplement No. 5,496 dated May 6, 2019.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $999 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•	Prospectus supplement dated July 10, 2017
•	Prospectus dated July 10, 2017

The information in this prospectus supplement supersedes any conflicting information in the documents listed above.  In addition, some of the terms or features described in the listed documents may not apply to your notes.

Summary Information

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-24. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer:  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Basket: an unequally weighted basket comprised of the common stock or ordinary shares of 66 of the 3,000 companies included in the Russell 3000® Index; the closing level of the basket will be published daily on Bloomberg page “GSPWSGRO” (or any successor or replacement service or page); see “The Basket” on page S-36

Basket stocks: the 66 common stocks or ordinary shares listed under “About the Basket” on page S-6; the basket stocks were selected using the selection criteria describe under “The Basket – Selection” on page S-37

Basket stock issuer:  the issuer of a basket stock

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $1,000; $1,000,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-13 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-41 below. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return

Initial basket level:  100

Initial weighted value: for each of the basket stocks, the product of the initial weight of such basket stock in the basket times the initial basket level. The initial weight and initial weighted value of each basket stock are shown in the table under “About the Basket” on page S-6

Final basket level:  the closing level of the basket on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26

Closing level of the basket:  on any trading day, the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26

Initial stock price:  for each of the basket stocks, the closing price of such basket stock on the trade date, as determined by the calculation agent in its sole discretion, and set forth below under “About the Basket” on page S-6

Final stock price:  for each of the basket stocks, the closing price of such basket stock on the determination date, subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-26, and except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26

Closing Price: as described under “Specific Terms of Your Notes – Special Calculation Provisions – Closing Price” on page S-32

Basket return:  the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Trade date: May 6, 2019

Original issue date (settlement date):  May 13, 2019

Stated maturity date:  June 10, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-25

Determination date:  June 8, 2020, subject to adjustment as described under “Specific Terms of Your Notes —Determination Date” on page S-25

Business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-32

Trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-32

No interest:  the notes do not bear interest

No listing:  the notes will not be listed on any securities exchange or interdealer quotation system

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Calculation agent:  Goldman Sachs & Co. LLC (“GS&Co.”)

CUSIP no.: 362273BL7

ISIN no.:  US362273BL73

About the Basket

The basket is comprised of 66 of the 3,000 stocks included in the Russell 3000® Index. The Russell 3000® Index is sponsored by FTSE Russell (Russell) and is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. See “The Basket — The Russell 3000® Index” on page PS-39 for more information.

We selected the basket stocks using data as of April 17, 2019 (the selection date). Such data is described under “The Basket — Selection” on page PS-37. In the case of data obtained from Bloomberg L.P. (Bloomberg), we have also described the related Bloomberg fields (i.e., identifying codes where such data may be so obtained from Bloomberg).  The descriptions of the Bloomberg fields and their contents have been obtained from information made available by Bloomberg as of the selection date, without independent investigation. See “The Basket — Selection” on page PS-37.

Bloomberg Ticker	Corporation	Type of Security	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
ALGN	Align Technology, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.95%	1.95	$329.46
ALXN	Alexion Pharmaceuticals, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.78%	1.78	$136.96
AMZN	Amazon.com, Inc.	Common Stock	The Nasdaq Global Select Market	2.27%	2.27	$1,950.55
AVGO	Broadcom Inc.	Common Stock	The Nasdaq Global Select Market	2.11%	2.11	$311.57
AYX	Alteryx, Inc.	Class A Common Stock	NYSE	1.15%	1.15	$92.36
BMRN	BioMarin Pharmaceutical Inc.	Common Stock	The Nasdaq Global Select Market	1.25%	1.25	$83.47
BOX	Box, Inc.	Class A Common Stock	NYSE	0.87%	0.87	$20.79
CNC	Centene Corporation	Common Stock	NYSE	1.90%	1.90	$56.04
COUP	Coupa Software Incorporated	Common Stock	The Nasdaq Stock Market LLC	1.57%	1.57	$104.95
CPE	Callon Petroleum Company	Common Stock	NYSE	0.83%	0.83	$7.56
CRM	salesforce.com, inc.	Common Stock	NYSE	2.13%	2.13	$162.50
CSGP	CoStar Group, Inc.	Common Stock	The Nasdaq Global Select Market	1.20%	1.20	$506.22
CVNA	Carvana Co.	Class A Common Stock	NYSE	1.29%	1.29	$72.04
DELL	Dell Technologies Inc.	Class C Common Stock	NYSE	1.55%	1.55	$68.19
DOCU	DocuSign, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.48%	1.48	$55.89
DXCM	DexCom, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.71%	1.71	$122.21
EPAM	EPAM Systems, Inc.	Common Stock	NYSE	0.92%	0.92	$176.79
ETSY	Etsy, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.74%	1.74	$69.03
EXPE	Expedia Group, Inc.	Common Stock	The Nasdaq Global Select Market	1.76%	1.76	$124.09
FB	Facebook, Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	2.25%	2.25	$193.88
FIVE	Five Below, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.50%	1.50	$142.34
FIVN	Five9, Inc.	Common Stock	The Nasdaq Global Market	0.85%	0.85	$51.00
FTNT	Fortinet, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.62%	1.62	$85.01
GOOGL	Alphabet Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	2.18%	2.18	$1,193.46
GRUB	Grubhub Inc.	Common Stock	NYSE	1.81%	1.81	$71.10
HQY	HealthEquity, Inc.	Common Stock	The Nasdaq Global Select Market	0.97%	0.97	$70.30
HUBS	HubSpot, Inc.	Common Stock	NYSE	1.36%	1.36	$186.10
INCY	Incyte Corporation	Common Stock	The Nasdaq Stock Market LLC	1.41%	1.41	$85.00
IRTC	iRhythm Technologies, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.78%	0.78	$78.56
LGND	Ligand Pharmaceuticals Incorporated	Common Stock	The Nasdaq Global Market	1.11%	1.11	$123.86
LITE	Lumentum Holdings, Inc.	Common Stock	The Nasdaq Global Select Market	1.18%	1.18	$61.39
LOGM	LogMeIn, Inc.	Common Stock	The Nasdaq Global Select Market	1.06%	1.06	$82.74

LULU	lululemon athletica inc.	Common Stock	The Nasdaq Global Select Market	1.99%	1.99	$177.69
MPWR	Monolithic Power Systems, Inc.	Common Stock	The Nasdaq Global Select Market	0.76%	0.76	$141.21
MTCH	Match Group, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.34%	1.34	$62.55
NCLH	Norwegian Cruise Line Holdings Ltd.	Ordinary Shares	NYSE	1.43%	1.43	$58.29
NEWR	New Relic, Inc.	Common Stock	NYSE	1.13%	1.13	$108.45
NFLX	Netflix, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.23%	2.23	$378.67
NOW	ServiceNow, Inc.	Common Stock	NYSE	2.02%	2.02	$269.75
OKTA	Okta, Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	1.67%	1.67	$107.79
OLLI	Ollie’s Bargain Outlet Holdings, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.04%	1.04	$96.91
PANW	Palo Alto Networks, Inc.	Common Stock	NYSE	1.92%	1.92	$247.84
PAYC	Paycom Software, Inc.	Common Stock	NYSE	1.39%	1.39	$207.46
PDCE	PDC Energy, Inc..	Common Stock	The Nasdaq Global Select Market	0.80%	0.80	$38.22
PEN	Penumbra, Inc.	Common Stock	NYSE	0.94%	0.94	$131.31
PFPT	Proofpoint, Inc.	Common Stock	The Nasdaq Global Select Market	1.08%	1.08	$123.85
PLNT	Planet Fitness, Inc.	Class A Common Stock	NYSE	1.27%	1.27	$73.11
PRAH	PRA Health Sciences, Inc.	Common Stock	The Nasdaq Global Select Market	0.90%	0.90	$93.53
PSTG	Pure Storage, Inc.	Class A Common Stock	NYSE	1.01%	1.01	$22.67
PYPL	PayPal Holdings, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.06%	2.06	$110.85
RNG	RingCentral, Inc.	Class A Common Stock	NYSE	1.22%	1.22	$121.06
ROKU	Roku, Inc.	Class A Common Stock	The Nasdaq Global Select Market	2.09%	2.09	$65.75
SPLK	Splunk Inc.	Common Stock	The Nasdaq Global Select Market	1.83%	1.83	$135.10
SQ	Square, Inc.	Class A Common Stock	NYSE	2.16%	2.16	$70.14
TDOC	Teladoc Health, Inc.	Common Stock	NYSE	1.32%	1.32	$62.55
TEAM	Atlassian Corporation Plc	Class A Ordinary Shares	The Nasdaq Global Select Market	1.69%	1.69	$110.57
TNDM	Tandem Diabetes Care, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.46%	1.46	$67.39
TSLA	Tesla, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.20%	2.20	$255.34
TTD	The Trade Desk, Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	1.88%	1.88	$225.59
TWLO	Twilio Inc.	Class A Common Stock	NYSE	2.04%	2.04	$131.80
TYL	Tyler Technologies, Inc.	Common Stock	NYSE	0.99%	0.99	$222.22
ULTA	Ulta Beauty, Inc.	Common Stock	The Nasdaq Global Select Market	1.85%	1.85	$346.68
VEEV	Veeva Systems Inc.	Class A Common Stock	NYSE	1.64%	1.64	$142.94
WDAY	Workday, Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	1.97%	1.97	$202.98
ZEN	Zendesk, Inc.	Common Stock	NYSE	1.60%	1.60	$87.81
ZS	Zscaler, Inc.	Common Stock	The Nasdaq Global Select Market	1.53%	1.53	$69.50

Hypothetical Examples

The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket stocks have been highly volatile in the past — meaning that the basket level has changed considerably in relatively short periods — and the performance of the basket stocks cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket stocks, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-12 of this prospectus supplement.  The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Initial basket level	100
No reorganization event occurs with respect to any basket stock Notes purchased on original issue date and held to the stated maturity date

For these reasons, the actual change in value of the basket over the life of your notes, as well as the cash settlement amount at maturity, if any, may bear little or no relation to the hypothetical examples shown below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket stocks.  Among other things, the return on the notes will not reflect any dividends that may be paid on the basket stocks.

The table below shows the hypothetical cash settlement amounts that we would deliver on the stated maturity date in exchange for each $1,000 face amount of the notes if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown in the left column.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash settlement amount that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	200.000%
150.000%	150.000%
125.000%	125.000%
110.000%	110.000%
105.000%	105.000%
100.000%	100.000%
95.000%	95.000%
92.000%	92.000%
90.000%	90.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-14.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final basket level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks, i.e., the common stocks and ordinary shares comprising the basket to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. If GS&Co. buys or sells your notes (if GS&Co. makes a market, which it is not obligated to do) it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See“- The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date

The final basket level will be based on the closing level of the basket on the determination date (subject to adjustment as described elsewhere in this prospectus supplement).  Therefore, if the closing level of the basket dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the basket prior to such drop in the level of the basket. Although the actual level of the basket on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the closing level of the basket at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level of 100 to the closing level on the determination date.  If the final basket level is less than the initial basket level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the basket return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. Even if the cash settlement amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket

The cash settlement amount, if any, for each of your notes is linked to the change in value of the basket, which will begin to be calculated and published on the trade date. Since there will be no actual history for the closing levels of the basket until it begins to be published, no actual historical information about the closing levels of the basket will be available for you to consider in making an independent investigation of the basket performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes. The closing prices of the basket stocks have fluctuated in the past and may, in the future, experience significant fluctuations. Therefore, the closing levels of the basket may, in the future, also experience significant fluctuations.  The actual performance of the basket over the life of the notes, as well as the amount payable on the stated maturity date may bear little or no relation to the historical closing prices of the basket stocks.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks

The return on your notes will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those basket stocks. You will not receive any dividends that may be paid on any of the basket stocks by the basket stock issuers. See “— You Have No Shareholder Rights or Rights to Receive any Basket Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the volatility – i.e., the frequency and magnitude of changes – in the level of the basket;
•	the dividend rates of the basket stocks;
•	economic, financial, regulatory, political, military or other events that may affect the prices of any of the basket stocks and thus the level of the basket;
•	other interest rate and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket based on the historical performance of the basket stocks. The actual change in the value in the basket over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical closing levels of the basket stocks or to the hypothetical examples shown elsewhere in this prospectus supplement.

The Method of Selecting the Basket Stocks May Not Result in a Positive Basket Return; Further, Many of the Basket Stocks Have a Very Limited History of Public Trading

The basket is comprised of 66 stocks selected from among the 3,000 stocks that comprise the Russell 3000® Index using the selection criteria described under “The Basket – Selection” on page S-37 below. The selection criteria are intended to identify the constituents of the Russell 3000® Index that have had historical earnings growth and which analysts believe have the potential for future earnings growth, based on such analysts’ forecasts of such future earnings growth.  As further described below, the basket was selected from constituents of the Russell 3000® Index that were not subject to a takeover bid, utilizing the following criteria: industry sector classification (removing real estate investment trusts and constituents from the financial sector); average daily trading volume; analysts’ estimates of long-term growth earnings per share; historical year-over-year sales growth; and estimated earnings per share year-over-year growth (based, in part, on analysts’ estimates of earnings per share from continuing operations). There may not be any relationship between these factors and the future prices of the basket stocks. There is no guarantee that the methodology used to select the basket stocks will identify constituents of the Russell 3000® Index that will have, or will even be well positioned for, future earnings growth. Further, no historical analysis has been done to determine that the methodology, had it been implemented to choose a basket of stocks in the past, would have successfully identified constituents of the Russell 3000® Index that had future earnings growth, as market performance periods in the past may not be comparable to the current market performance period.  Additionally, there can be no assurance that the methodology used to select the basket stocks will result in a positive basket return. In fact, consideration of the likelihood of an increase in the basket stocks’ prices during the term of your notes was not part of the selection process.

Further, many of the basket stocks have a very limited history of public trading and, therefore, there is very limited historical basket stock price information with which to estimate how the basket would have performed in the past and under various market conditions.  In fact, the earliest date as of which all of the basket stocks were publicly traded was December 26, 2018, which is less than 5 months prior the trade date.  Any estimate of future basket performance based on hypothetical historical basket performance would therefore involve significant limitations and future basket performance may not be comparable to any hypothetical historical basket performance.

If the basket return is less than 0.00%, you would lose a portion of your investment in the notes and may lose your entire investment depending on the performance of the basket. A stock basket selected using different criteria may result in a positive return and therefore a higher cash settlement amount than that which you may receive on the notes.

The Performance of the Basket Will Diverge From the Performance of the Russell 3000® Index

The stocks that comprise the basket were chosen using a methodology (as described under “The Basket – Selection” on page S-37 below) to select 66 stocks from among the 3,000 stocks that comprise the Russell 3000® Index. The basket will hold only a small number of the equity securities included in the Russell 3000® Index and the weightings of the stocks that comprise the basket will be different from the weightings of the stocks in the Russell 3000® Index. Therefore, the performance of the basket likely will not track the performance of the Russell 3000® Index, and consequently, the return on the notes will not be the same as investing directly in an index or in the stocks underlying the index, and will not be the same as investing in notes with returns linked to the performance of the Russell 3000® Index.

The Analysts’ Estimates Used to Select the Basket Stocks Are Not Objective and May Not Be Reached

As described in more detail below, we used an average estimate of (i) the compounded annual growth rate (estimated CAGR) to calculate the estimated long-term growth earnings per share (estimated LTG EPS) and (ii) earnings per share from continuing operations to calculate estimated earnings per share year-over-year growth (estimated EPS year-over-year growth), which are two of the screens used to select the basket stocks.

Estimated LTG EPS is calculated by Bloomberg by taking the average of the estimates for the estimated CAGR submitted by stock research analysts to Bloomberg. An estimate of a compounded annual growth rate generally represents an expected yearly growth rate for multiple years assuming the reinvestment of profits at the end of each year. The analysts’ estimated CAGR represents the estimated CAGR of operating earnings per share over the stock issuer’s next full business cycle (generally 3 to 5 years).

Estimated EPS year-over-year growth is calculated by Bloomberg by taking the result of (i) the quotient of (a) the blended estimated forward 12-month earnings per share divided by (b) the historical trailing 12-month earnings per share minus (ii) 100%. The blended estimated forward 12-month earnings per share represents the time-weighted average of the analysts’ estimates for earnings per share from continuing operations for the current fiscal year and the following fiscal year, each as submitted by stock research analysts to Bloomberg. The historical trailing 12-month earnings per share represents the sum of the most recent 12 months, four quarters, two semi-annual earnings per share or the most recent annual earnings per share, as applicable.

These forecasts represent the opinions of individual analysts and of their firms, which may include opinions submitted by GS&Co., or one or more of its affiliates, without any consideration for the value of the basket or the notes. The opinions are subjective and may not reflect the actual long-term or year-over-year growth for the specified periods. These opinions of individual analysts may have been based on assumptions involving incorrect or incomplete information and may not be an accurate prediction of the future performance of any basket or index stock to which those opinions relate. Neither the relevant analysts nor the issuers of the relevant stocks are under any obligation to correct incomplete or inaccurate estimates, except to the limited extent required by law. Estimates over a longer period may be more likely to be inaccurate than estimates over a short period. These factors may adversely affect the selection of the basket stocks and, as a result, the cash settlement amount you will receive, if any, at maturity. We have not independently verified any individual analyst’s opinion or the assumptions or calculations supporting that opinion.

The Analysts’ Estimates Used to Select the Basket Stocks May Have Been Distorted Due to the Number of Analysts Providing Such Estimates, and the Opinions of GS&Co. or Its Affiliates May Have Had a Substantial Impact on the Estimates of One or More Stocks

The number of analysts submitting CAGR and earnings per share estimates on the basket stocks that were used to calculate the estimated LTG EPS and EPS year-over-year growth as of April 17, 2019 (the selection date) varied from as few as 7 to as many as 51, depending on the stock. GS&Co. analysts provided estimates for 39 of the 66 basket stocks as of the selection date.

As a result, the impact of an individual analyst’s opinion on the decision to include or exclude a stock in the basket varied in each case depending on the total number of analyst opinions compiled for that stock. This variance may increase the impact of an individual analyst’s opinion that is based on incorrect or incomplete information or of an individual analyst’s opinion that does not accurately predict future CAGR or earnings per share, as applicable, if the total number of analyst opinions compiled for that stock are relatively few. If the calculation agent had used a different means of obtaining the analysts’ estimates for the stocks, the basket stocks may have been different from the basket stocks set forth in this prospectus supplement. In cases where few analysts cover a particular stock, the opinion of one analyst may distort the average estimates. Further, analyst estimates may be updated infrequently and may not represent the analyst’s current opinion regarding the stock.

Where a limited number of estimates were provided as to any stock, the estimates provided by analysts employed by GS&Co., or one or more of its affiliates, may have had a significant impact on the inclusion or exclusion of that stock from the basket. Even where many estimates were provided as to any stock, if the estimates of GS&Co. or one or more of its affiliates influenced the estimates provided by other analysts, the estimates provided by GS&Co. or its affiliates would have had a disproportionate influence on the average estimates used to select the basket stocks.

You should not view the inclusion of any basket stock in the basket as an investment recommendation with respect to that basket stock or as an endorsement of any analyst’s opinion used in selecting any basket stock by us, even if GS&Co. or one or more of its affiliates submits estimates to Bloomberg as to any of the basket stocks.

Analysts’ Estimates Are Highly Sensitive to Market Perceptions and Can Change Daily. The Basket Is Static and Was Selected Using Data as of the Selection Date, Not as of the Trade Date

The basket stocks were selected from among the 3,000 stocks that comprise the Russell 3000® Index using closing prices, analysts’ estimates and certain financial metrics for those stocks as of, and during the approximately 3-month, 12-month and 5-year period ending on, the selection date (as described under “The Basket – Selection” on page S-37 below). Analysts’ estimates are highly sensitive to market perceptions and can change daily. Analysts revise their estimates for stocks constantly, even within a single trading day. In addition, companies release information to the public at different times, although most U.S. companies release earnings from two to three weeks after the end of a calendar fiscal quarter. Some companies may provide some form of publicly available earnings guidance during a fiscal quarter; however, most companies do not do so on a regular basis. Expected earnings is one factor taken into account in analysts’ estimates of CAGR and earnings per share. Analysts tend to update such estimates for companies after the relevant company releases quarterly results. The timing of updates to analysts’ estimates and the public dissemination of earnings can affect analysts’ estimates and, as a result, the selection of the basket stocks. If the basket stocks had been selected using data on a different date or for different periods, the basket may have contained different stocks from those included in the basket, and those stocks may have resulted in a higher cash settlement amount than those you may receive on your notes.

The basket also is static, meaning that the constituents of the basket will not change even if the selection criteria are no longer applicable (except as described elsewhere in this prospectus supplement), for example, if the average daily trading volume of a basket stock decreases. In addition, because the basket was selected using data as of, and for the approximately 3-month, 12-month and 5-years ending on, the selection date (as described under “The Basket – Selection” on page S-37below), the closing prices, analysts’ estimates and other financial metrics used in the selection have not been updated as of the trade date. A stock that was ineligible for selection at the time the basket was selected may now be eligible depending on current closing prices, analysts’ estimates and other financial metrics for that stock, and a basket stock may now be ineligible if the selection analysis was calculated as of the date of this prospectus supplement. As a result, there can be no assurance that the basket will perform as well as one selected using data as of the trade date or one selected using different periods.

In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Common Stock of Another Company and Not the Issuer of a Basket Stock

Following certain corporate events relating to a basket stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the common stock of a successor to such basket stock issuer or any cash or any other assets distributed to holders of shares of the basket stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting Distribution Property (as described below) under “Specific Terms of Your Notes — Anti-dilution Adjustments”.

The Lower Performance of One or More Basket Stocks May Offset an Increase in the Other Basket Stocks

Declines in the level of one or more basket stocks may offset increases in the levels of the other basket stocks. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

Your Notes are Linked to the Basket Stocks and Therefore the Price Movements
of Those Stocks

Your notes are linked to the basket stocks and the return on your notes is therefore affected by the movements in the market prices of those stocks.  Each issuer of a basket stock faces its own business risks and challenges, which may adversely affect the market price of such basket stock.  In addition, the basket stocks will not change (except as described below under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events”), and your notes will remain linked to the basket stocks even if one or more of the basket stock issuers is experiencing severe business risks and challenges.  It is possible that large declines in the prices of one or more basket stocks could affect the basket return such that you would lose a portion or your entire investment in the notes.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket.  Changes in the level of the basket may not result in a comparable change in the market value of your notes.  This is because your cash settlement amount at maturity will be based only on the final basket level.  If the basket return is negative (i.e., the final basket level is less than the initial basket level), you could lose all or a substantial portion of your investment in the notes.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” and “— The Potential for the Value of Your Notes to Increase Will Be Limited” above.

There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers

We are not affiliated with the basket stock issuers.  As we have specified below, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket stock issuers. You, as an investor in your notes, should make your own investigation into the basket stock issuers. See “The Basket” on page S-36 below for additional information about the basket.

None of the basket stock issuers are involved in this offering of your notes in any way, and none of them have any obligation of any sort with respect to your notes.  Thus, none of the basket stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing shares of the basket stocks, listed or over-the-counter options, futures and/or other instruments linked to the basket or the basket stocks.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket or the basket stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other basket-linked notes whose returns are linked to changes in the level of the basket or the basket stocks.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the basket — directly or indirectly by affecting the price of the basket stocks— and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the basket or basket stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the basket or basket stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the basket or basket stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the basket or basket stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the basket stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the basket or basket stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the basket or basket stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, basket, basket stocks or other similar securities, which may adversely impact the market for or value of your notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity

As calculation agent for your notes, GS&Co. will have discretion in making various determinations that affect your notes, including determining: the final basket level, which we will use to determine the amount we must pay, if any, on the stated maturity date; the closing prices of the basket stocks, including whether and how to make anti-dilution adjustments to the final stock prices; whether to postpone the determination date because of a market disruption event or a non-trading day; the default amount and any cash settlement amount.  The calculation agent also has discretion in making certain adjustments relating to the basket stocks. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest.  We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your notes, will adjust the final stock prices for stock splits, reverse stock splits, stock dividends, extraordinary dividends, issuances of transferable rights and warrants, reorganization events and other events that affect the basket stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust any final stock price for events such as an offering of the basket stock for cash by the basket stock issuer, a tender or exchange offer for the basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all outstanding shares of the basket stock issuer by a third party.  In addition, the calculation agent will not adjust the reference amount for regular cash dividends.  Furthermore, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events” below.  Those events or other actions by the basket stock issuer or a third party may nevertheless adversely affect the market price of the basket stocks and, therefore, adversely affect the value of your notes.

You Have No Shareholder Rights or Rights to Receive any Basket Stock

Investing in your notes will not make you a holder of any of the basket stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the basket stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket stocks or any other rights of a holder of those basket stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the basket stocks constituting the basket.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs

If the calculation agent determines that, on a day that would otherwise be the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day for any basket stock, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitation on postponement described under “Specific Terms of Your Notes — Determination Date” on page S-25. If the determination date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such day will nevertheless be the determination date.

If the determination date is postponed as a result of any of the foregoing, the stated maturity date for your notes will also be postponed, as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-25.  In such a case, you may not receive the cash settlement amount, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.  If the closing price of a basket stock is not available on the determination date because of a market disruption event, a non-trading day or for any other reason, in certain circumstances the calculation agent will determine the closing price for such basket stock, based on its assessment, made in its sole discretion, of the closing price of such basket stocks, as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-41 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

United States Alien Holders Will be Subject to Withholding Tax Under Section 871(m) in Respect of the Notes

Section 871(m) of the Internal Revenue Code of 1986 requires withholding in respect of “dividend equivalents” paid or deemed paid to non-U.S. persons with respect to certain financial instruments. It is anticipated that the notes will be subject to Section 871(m). Accordingly, United States alien holders will be subject to a 30% withholding tax (which may be reduced under an applicable treaty) on payments made by us to the extent of any dividends paid during the term of the notes that are attributable to the shares of U.S. equities included in the basket. We will not be required to pay any additional amounts in respect of any withholding taxes. You should consult your tax adviser about the application of Section 871(m) in your circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Specific Terms of Your Notes

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or an integral multiple of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue price, underwriting discount and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket, Basket Stocks and Basket Stock Issuers

In this prospectus supplement, when we refer to the basket, we mean the basket specified in “Key Terms” on page S-3 and as described under “The Basket” on page S-36. When we refer to the basket stocks as of any time, we mean the common stock or ordinary shares of the 66 companies that constitute the basket listed and selected as described in “The Basket” on page S-36, after giving effect to any adjustments specified in “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-26.  When we refer to a basket stock issuer at any time, we mean the issuer of a basket stock.

Payment of Principal on Stated Maturity Date

The cash settlement amount for each $1,000 face amount of your notes outstanding on the stated maturity date will be an amount in cash, if any, equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the quotient expressed as a percentage.

The initial basket level is 100. The calculation agent will determine the final basket level, which will be the closing level of the basket on the determination date.

The closing level of the basket on any trading day is the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times the (ii) the initial weighted value of such basket stock. For each basket stock, the initial weighted value is equal to the product of the initial weight of such basket stock times the initial basket level. The initial stock price, the initial weight and the initial weighted value of each basket stock is shown in the table under “About the Basket” on page S-6. The calculation agent will have discretion to adjust the closing level of the basket on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

Stated Maturity Date

The stated maturity date is June 10, 2020, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is June 8, 2020, unless the calculation agent determines that a market disruption event with respect to a basket stock occurs or is continuing on such day or such day is not a trading day with respect to a basket stock.  In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each basket stock has had at least one trading day on which no market disruption event has occurred or is continuing and the final stock price of each of the basket stocks will be determined on or prior to the postponed determination date as set forth under “Consequences of a Market Disruption Event or a Non-Trading Day” below. (In such case, the determination date may differ from the date on which the final stock prices of one or more basket stocks are determined for the purpose of the calculations to be performed on the determination date.)  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  On such last possible determination date, if a market disruption event occurs or is continuing with respect to a basket stock that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket stock, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event relating to one or more basket stocks occurs or is continuing on a day that would otherwise be the originally scheduled determination date or such day is not a trading day, the calculation agent will calculate the final basket level by using:

•	for each basket stock that is not affected by a market disruption event or non-trading day on the originally scheduled determination date, the closing price of such basket stock on such date;
•

for each basket stock that is affected by a market disruption event or a non-trading day on the originally scheduled determination date, the closing price of such basket stock on the first trading day following the originally scheduled determination date on which no market disruption event exists for such basket stock; and

•

the calculation agent’s assessment, in its sole discretion of the closing price of each basket stock on the last possible postponed determination date with respect to each basket stock as to which a market disruption event or non-trading day continues through the last possible postponed determination date.

As a result, this could result in the final stock price of differing basket stocks being determined on different calendar days.  For the avoidance of doubt, once the final stock price for one or more basket stocks is determined for the determination date, the occurrence of a later market disruption event or non-trading day with respect to such basket stock or basket stocks will not alter such calculation.

Anti-Dilution Adjustments

The calculation agent will adjust the closing price of a basket stock as described below, but only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs with regard to that basket stock and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the closing price of a basket stock, such as a basket stock issuer tender or exchange offer for the basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the basket stock.  We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-Dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the closing price of each basket stock.  If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•

Step One.  The calculation agent may adjust the reference amount.  This term refers to the amount of the basket stock or other property for which the closing price for such basket stock is to be determined on the determination date.  For example, if no reference amount adjustment is required, the reference amount will be one share of the basket stock.  In that case, the closing price for such basket stock will be the closing price of one share of the basket stock on the determination date.

If an adjustment is required because a dilution event involving a stock split, reverse stock split, stock dividend, other dividend or distribution or issuance of a transferable right or warrant occurs, then the reference amount may be adjusted as described in the first five subsections below and the adjusted reference amount may be, for example, two shares of the basket stock or one half share of the basket stock, depending on the event.  In that example, the closing price for such basket stock would be the closing price, on the determination date of two shares of the basket stock or a half share of the basket stock, as applicable.

If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the basket stock — occurs, then the reference amount will be adjusted as follows, assuming there has been no prior or subsequent anti-dilution adjustment: the amount of each type of the property distributed in the reorganization event in respect of one share of the basket stock, plus one share of the basket stock if the basket stock remains outstanding. In that event, the closing price of such basket stock on the determination date would be the value of the adjusted reference amount at the close of trading on the determination date.

The manner in which the calculation agent makes an adjustment in step one will depend on the type of dilution event requiring adjustment.  These events and the nature of the required adjustments are described in the seven subsections that follow.

•	Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the closing price for such basket stock on the determination date in the following manner.

If the adjusted reference amount consists entirely of shares of the basket stock, the closing price will be the closing price of the adjusted reference amount.

On the other hand, if the adjusted reference amount includes any property other than shares of the basket stock, the closing price for such basket stock on the determination date will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

•	Step Three. Having determined the closing price for such basket stock in step two, the calculation agent will use this price to calculate the cash settlement amount.

If more than one event requiring adjustment of the closing price for such basket stock occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event.  Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the closing price for such basket stock using the reference amount as sequentially and cumulatively adjusted for all the relevant events.  The calculation agent will make all required determinations and adjustments no later than the determination date.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below.  For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the closing price of a basket stock that would apply without the adjustment.  The closing price of a basket stock resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, relative to your notes, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.  The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion.  In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent.  The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If a basket stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount.  The reference amount — and thus the closing price for such basket stock — will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the trade date and on or before the determination date.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a basket stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective.  The reference amount — and thus the closing price for such basket stock — will not be adjusted, however, unless the reverse stock split becomes effective after the trade and on or before the determination date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If a basket stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the basket stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The ex-dividend date for any dividend or other distribution is the first day on which the basket stock trades without the right to receive that dividend or other distribution.

Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to a basket stock, other than:

•	stock dividends described above,
•	issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,
•	distributions that are spin-off events described under “— Reorganization Events” below and extraordinary dividends described below.

A dividend or other distribution with respect to a basket stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the closing price of the basket stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the basket stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.  The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The extraordinary dividend amount with respect to an extraordinary dividend for the basket stock equals:

•

for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion.  A distribution on a basket stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the reference amount only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the closing price of the basket stock on the trading day immediately before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•

the numerator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants, and

•

the denominator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the trading day immediately before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately before that ex-dividend date.

The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the determination date.

Reorganization Events

Each of the following is a reorganization event:

•	a basket stock is reclassified or changed,
•

a basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the basket stock are reclassified or changed,

•

a basket stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the basket stock such that all of the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•

a basket stock issuer or any subsidiary of the basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination in which the basket stock issuer is the surviving entity and all the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the basket stock immediately following such event,
•	a basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,
•

a basket stock issuer effects a spin-off — that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•	the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or
•

any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the basket stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the basket stock or by the primary securities exchange on which the basket stock or listed options on the basket stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the basket stock — or in respect of whatever the prior reference amount may be — in the reorganization event, taken together. We define the term “distribution property” below. For purposes of the three-step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property at the close of trading hours for the basket stock will be the closing price described in step two, and the calculation agent will determine cash settlement amount as described in step three. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price (calculated according to the same methodology as specified in this prospectus supplement, without any anti-dilution adjustments) of one share of such security. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the basket stock issuer merges into another company and each share of the basket stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of basket stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares of the surviving company were the basket stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the determination date.

Distribution Property. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of a basket stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event.  In the case of a spin-off or any other reorganization event after which a basket stock remains outstanding, the distribution property also includes one share of the basket stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the basket stock as described above.  Consequently, when we refer to a basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the basket stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the cash settlement amount on the stated maturity date as described earlier. We describe the default amount under
“— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and
“— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes.  We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the basket, market disruption events, the closing prices of the basket stocks, particularly whether and how to make anti-dilution adjustments to the final stock price of the basket stocks, business days, trading days, postponement of the determination date and the stated maturity date, the final basket level, the basket return, the default amount and the cash settlement amount on your notes at maturity.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to a basket stock, we mean a day on which the principal securities market for such basket stock is open for trading.

Closing Price

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day; or
•	if that security is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

The closing price is subject to adjustment as described under “— Anti-dilution Adjustments” above.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this paragraph.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.  For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to a basket stock:

•

a suspension, absence or material limitation of trading in the basket stock on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the basket stock, in the primary markets for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the basket stock is not trading on what was the primary market for the basket stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events with respect to a basket stock:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in the option or futures contracts relating to the basket stock.

For this purpose, an “absence of trading” in the primary securities market on which a basket stock, or on which option or futures contracts relating to a basket stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket stock or in option or futures contracts relating to a basket, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or
•	an imbalance of orders relating to that basket stock or those contracts, or
•	a disparity in bid and ask quotes relating to that basket stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one basket stock will not, by itself, constitute a market disruption event for the other unaffected basket stocks.

As is the case throughout this prospectus supplement, references to the basket stocks include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

Use of Proceeds

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

Hedging

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of some or all of the basket stocks, and listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks before the trade date. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the basket or basket stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the basket stocks,
•	may take or dispose of positions in the securities of the basket stock issuers themselves,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/ or

•

may take short positions in the basket stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket or basket stocks. We expect these steps to involve sales of instruments linked to the basket stocks on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

The Basket

The basket is comprised of 66 of the 3,000 stocks included in the Russell 3000® Index. The Russell 3000® Index is sponsored by FTSE Russell (Russell) and is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. See “— The Russell 3000® Index” below for more information.

We selected the basket stocks using data as of April 17, 2019 (the selection date). Such data is described under “—Selection” below. In the case of data obtained from Bloomberg L.P. (Bloomberg), we have also described the related Bloomberg fields (i.e., identifying codes where such data may be so obtained from Bloomberg).  The descriptions of the Bloomberg fields and their contents have been obtained from information made available by Bloomberg as of the selection date, without independent investigation.

Composition

The following table lists the basket stocks and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial stock prices. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your note, if any, on the stated maturity date.

Bloomberg Ticker	Corporation	Type of Security	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
ALGN	Align Technology, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.95%	1.95	$329.46
ALXN	Alexion Pharmaceuticals, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.78%	1.78	$136.96
AMZN	Amazon.com, Inc.	Common Stock	The Nasdaq Global Select Market	2.27%	2.27	$1,950.55
AVGO	Broadcom Inc.	Common Stock	The Nasdaq Global Select Market	2.11%	2.11	$311.57
AYX	Alteryx, Inc.	Class A Common Stock	NYSE	1.15%	1.15	$92.36
BMRN	BioMarin Pharmaceutical Inc.	Common Stock	The Nasdaq Global Select Market	1.25%	1.25	$83.47
BOX	Box, Inc.	Class A Common Stock	NYSE	0.87%	0.87	$20.79
CNC	Centene Corporation	Common Stock	NYSE	1.90%	1.90	$56.04
COUP	Coupa Software Incorporated	Common Stock	The Nasdaq Stock Market LLC	1.57%	1.57	$104.95
CPE	Callon Petroleum Company	Common Stock	NYSE	0.83%	0.83	$7.56
CRM	salesforce.com, inc.	Common Stock	NYSE	2.13%	2.13	$162.50
CSGP	CoStar Group, Inc.	Common Stock	The Nasdaq Global Select Market	1.20%	1.20	$506.22
CVNA	Carvana Co.	Class A Common Stock	NYSE	1.29%	1.29	$72.04
DELL	Dell Technologies Inc.	Class C Common Stock	NYSE	1.55%	1.55	$68.19
DOCU	DocuSign, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.48%	1.48	$55.89
DXCM	DexCom, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.71%	1.71	$122.21
EPAM	EPAM Systems, Inc.	Common Stock	NYSE	0.92%	0.92	$176.79
ETSY	Etsy, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.74%	1.74	$69.03
EXPE	Expedia Group, Inc.	Common Stock	The Nasdaq Global Select Market	1.76%	1.76	$124.09
FB	Facebook, Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	2.25%	2.25	$193.88
FIVE	Five Below, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.50%	1.50	$142.34
FIVN	Five9, Inc.	Common Stock	The Nasdaq Global Market	0.85%	0.85	$51.00
FTNT	Fortinet, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.62%	1.62	$85.01
GOOGL	Alphabet Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	2.18%	2.18	$1,193.46
GRUB	Grubhub Inc.	Common Stock	NYSE	1.81%	1.81	$71.10
HQY	HealthEquity, Inc.	Common Stock	The Nasdaq Global Select Market	0.97%	0.97	$70.30
HUBS	HubSpot, Inc.	Common Stock	NYSE	1.36%	1.36	$186.10
INCY	Incyte Corporation	Common Stock	The Nasdaq Stock Market LLC	1.41%	1.41	$85.00
IRTC	iRhythm Technologies, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.78%	0.78	$78.56
LGND	Ligand Pharmaceuticals Incorporated	Common Stock	The Nasdaq Global Market	1.11%	1.11	$123.86
LITE	Lumentum Holdings, Inc.	Common Stock	The Nasdaq Global Select Market	1.18%	1.18	$61.39

LOGM	LogMeIn, Inc.	Common Stock	The Nasdaq Global Select Market	1.06%	1.06	$82.74
LULU	lululemon athletica inc.	Common Stock	The Nasdaq Global Select Market	1.99%	1.99	$177.69
MPWR	Monolithic Power Systems, Inc.	Common Stock	The Nasdaq Global Select Market	0.76%	0.76	$141.21
MTCH	Match Group, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.34%	1.34	$62.55
NCLH	Norwegian Cruise Line Holdings Ltd.	Ordinary Shares	NYSE	1.43%	1.43	$58.29
NEWR	New Relic, Inc.	Common Stock	NYSE	1.13%	1.13	$108.45
NFLX	Netflix, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.23%	2.23	$378.67
NOW	ServiceNow, Inc.	Common Stock	NYSE	2.02%	2.02	$269.75
OKTA	Okta, Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	1.67%	1.67	$107.79
OLLI	Ollie’s Bargain Outlet Holdings, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.04%	1.04	$96.91
PANW	Palo Alto Networks, Inc.	Common Stock	NYSE	1.92%	1.92	$247.84
PAYC	Paycom Software, Inc.	Common Stock	NYSE	1.39%	1.39	$207.46
PDCE	PDC Energy, Inc..	Common Stock	The Nasdaq Global Select Market	0.80%	0.80	$38.22
PEN	Penumbra, Inc.	Common Stock	NYSE	0.94%	0.94	$131.31
PFPT	Proofpoint, Inc.	Common Stock	The Nasdaq Global Select Market	1.08%	1.08	$123.85
PLNT	Planet Fitness, Inc.	Class A Common Stock	NYSE	1.27%	1.27	$73.11
PRAH	PRA Health Sciences, Inc.	Common Stock	The Nasdaq Global Select Market	0.90%	0.90	$93.53
PSTG	Pure Storage, Inc.	Class A Common Stock	NYSE	1.01%	1.01	$22.67
PYPL	PayPal Holdings, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.06%	2.06	$110.85
RNG	RingCentral, Inc.	Class A Common Stock	NYSE	1.22%	1.22	$121.06
ROKU	Roku, Inc.	Class A Common Stock	The Nasdaq Global Select Market	2.09%	2.09	$65.75
SPLK	Splunk Inc.	Common Stock	The Nasdaq Global Select Market	1.83%	1.83	$135.10
SQ	Square, Inc.	Class A Common Stock	NYSE	2.16%	2.16	$70.14
TDOC	Teladoc Health, Inc.	Common Stock	NYSE	1.32%	1.32	$62.55
TEAM	Atlassian Corporation Plc	Class A Ordinary Shares	The Nasdaq Global Select Market	1.69%	1.69	$110.57
TNDM	Tandem Diabetes Care, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.46%	1.46	$67.39
TSLA	Tesla, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.20%	2.20	$255.34
TTD	The Trade Desk, Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	1.88%	1.88	$225.59
TWLO	Twilio Inc.	Class A Common Stock	NYSE	2.04%	2.04	$131.80
TYL	Tyler Technologies, Inc.	Common Stock	NYSE	0.99%	0.99	$222.22
ULTA	Ulta Beauty, Inc.	Common Stock	The Nasdaq Global Select Market	1.85%	1.85	$346.68
VEEV	Veeva Systems Inc.	Class A Common Stock	NYSE	1.64%	1.64	$142.94
WDAY	Workday, Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	1.97%	1.97	$202.98
ZEN	Zendesk, Inc.	Common Stock	NYSE	1.60%	1.60	$87.81
ZS	Zscaler, Inc.	Common Stock	The Nasdaq Global Select Market	1.53%	1.53	$69.50

Each of the issuers of the basket stocks is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (SEC). Periodic reports, proxy and information statements and other information filed by the basket stock issuers can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.W. Washington, DC 20549, and the public may obtain information on the public reference room from the SEC by calling 1-800-SEC-0330, and such reports and filings are available at sec.gov. You should make your own investigation of the basket stocks by reading these reports and filings to understand the risks of each of the basket stocks.

Selection

The basket stocks were selected by using the following steps:

1.	We first identified the 3,000 stocks that comprised the Russell 3000® Index as of the selection date.

2.

We then identified and eliminated stocks of issuers that, as of the selection date, are either (i) in the “Equity Real Estate Investment Trusts (REITS)” industry as classified by the Global Industry Classification Standard (GICS®).or (ii) in the “Financials” sector as classified by GICS®. GICS® was developed by Standard & Poor’s Financial Services LLC and MSCI Inc., an independent provider of global indices and benchmark-related products and services, using criteria they selected or developed for this purpose.  Any classification system sponsor may use very different standards from another to determine industry sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one industry sector.  Further, with respect to any stock relative to another, the basis on which a sector is selected may differ.

3.	We then eliminated stocks of issuers that, as of the selection date, were the target of announced takeover bids, determined based on data provided by the Bloomberg Mergers and Acquisitions screen.
4.

We then eliminated any stock of an issuer that, as of the selection date, did not have a 3-month average daily trading volume (3-month ADTV) of greater than $40 million, determined based on data provided by Bloomberg at the field “AVG_DAILY_VALUE_TRADED_3M”. For each stock, the 3-month ADTV is calculated by Bloomberg by dividing (i) the aggregate value traded for such stock obtained from the applicable exchanges by (ii) the number of trading days in the 3-month period ending on but excluding the selection date.

5.

We then eliminated any stock of an issuer that, as of the selection date, did not have estimated long-term growth earnings per share (estimated LTG EPS) of greater than 10%, determined based on data provided by Bloomberg at the field “BEST_LTG_EEPS”. We also eliminated any stock for which Bloomberg did not have analyst estimates for estimated LTG EPS. Estimated LTG EPS is calculated by Bloomberg by taking the average of the estimates for the compounded annual growth rate (estimated CAGR) submitted by stock research analysts to Bloomberg. An estimate of a compounded annual growth rate generally represents an expected yearly growth rate for multiple years assuming the reinvestment of profits at the end of each year. The analysts’ estimated CAGR represents the estimated CAGR of operating earnings per share over the stock issuer’s next full business cycle (generally 3 to 5 years). As of the selection date, (i) the lowest number of analysts submitting estimated CAGR to Bloomberg for any stock was 7; (ii) the highest number of analysts submitting estimated CAGR to Bloomberg for any stock was 51; and (iii) the average number of analysts submitting estimated CAGR to Bloomberg for any stock was 23.21. GS&Co. analysts provided estimates for 39 of the 66 basket stocks as of the selection date.  The analyst estimates are available on Bloomberg and may be altered at any time.

6.

We then eliminated any stock of an issuer that, in any of the 5 completed fiscal years immediately preceding the selection date, did not have historical year-over-year sales growth of greater than 10% and any stock of an issuer that did not have at least two years of sales data from which to measure year-over-year sales growth, in each case determined based on data provided by Bloomberg at the field “SALES_REV_TURN”. With respect to each fiscal year and each stock, Bloomberg determines the data in SALES_REV_TURN by identifying the amount of sales/revenue generated for such stock during such fiscal year by reference to values publicly reported by the issuer of such stock. From such data provided by Bloomberg, we then determined the year-over-year sales growth by calculating the percentage change in such sales/revenue from the applicable fiscal year to the immediately following fiscal year (i.e., the percentage change in sales/revenue from 2013 to 2014, 2014 to 2015, 2015 to 2016, 2016 to 2017 and 2017 to 2018).

7.

Finally, we eliminated any stock of an issuer that, as of the selection date, did not have estimated earnings per share year-over-year sales growth (estimated EPS year-over-year growth) of greater than 15%, determined based on data provided by Bloomberg at the fields “BEST_EPS” and “TRAIL_12M_EPS”. We also eliminated stocks with historical trailing 12-month earnings per share at or below zero. We calculated the estimated EPS year-over-year growth by taking the result of (i) the quotient of (a) the blended estimated forward 12-month earnings per share divided by (b) the historical trailing 12-month earnings per share minus (ii) 100%. The blended estimated forward 12-month earnings per share represents the time-weighted average of the analysts’ estimates for earnings per share from continuing operations for the current fiscal year and the following fiscal year, each as submitted by stock research analysts to Bloomberg. The historical trailing 12-month earnings per share represents the sum of the most recent 12 months, four quarters or two semi-annual earnings per share or the most recent annual earnings per share, as applicable, as provided in the stock issuer’s most recent quarterly or annual report. As of the selection date, (i) the lowest number of analysts submitting earnings per share estimates to Bloomberg for any stock was 7; (ii) the highest number of analysts submitting earnings per share estimates to Bloomberg for any stock was 51; and (iii) the average number of analysts submitting earnings per share estimates to Bloomberg for any stock was 23.21. GS&Co. analysts provided estimates for 39 of the 66 basket stocks as of the selection date.  The analyst estimates are available on Bloomberg and may be altered at any time.

The 66 stocks that remained after these steps comprise the basket stocks for the basket.

The selection criteria are intended to identify the constituents of the Russell 3000® Index that have had historical earnings growth and which analysts believe have the potential for future earnings growth, based on such analysts’ forecasts of such future earnings growth.  There is no guarantee the methodology used to select the basket stocks will identify constituents of the Russell 3000® Index that will have, or will even be well positioned for, future earnings growth..  Additionally, there can be no assurance that the methodology used to select the basket stocks will result in a positive basket return.

The Russell 3000® Index

The Russell 3000® Index is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. To be eligible for inclusion in the Russell 3000® Index a company’s stocks must be listed on the rank day in May of a given year (the timetable is announced each spring) and Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings (“IPOs”) are added to Russell U.S. Indices quarterly, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, IPOs must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index if that company incorporates in the U.S., has its headquarters in the U.S. and also trades with the highest liquidity in the U.S. If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the U.S.: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the U.S. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by Russell as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of the People’s Republic of China, (ii) the company is listed on the NYSE, the NASDAQ or the NYSE MKT, (iii) over 55% of the revenue or assets of the company are derived from the People’s Republic of China, and (iv) the company is controlled by a mainland Chinese entity, company or individual (if the shareholder background cannot be determined with publicly available information, Russell will consider whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China). ADRs and ADSs are not eligible for inclusion in the Russell 3000® Index.

In addition, all securities eligible for inclusion in the Russell 3000® Index must trade on an eligible exchange (BATS, IEX, NYSE, NYSE MKT, NYSE Arca and NASDAQ).

The Russell 3000® Index is sponsored by FTSE Russell. Additional information about the Russell 3000® Index is available on the following website: ftse.com/analytics/factsheets/Home/Search#. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

Calculation of the Basket

The initial basket level is 100. The final basket level is the closing level of the basket on the determination date. The closing level of the basket on the determination date is the sum of, for each of the basket stocks: the product of (i) quotient of (a) the final stock price of the basket stock (subject to anti-dilution adjustments described under “Specific Terms of Your Notes — Anti-Dilution Adjustments” above) divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day”. For each basket stock, the initial weighted value is equal to the product of the initial weight of such basket stock in the basket times the initial basket level.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax exempt organization;
•	a partnership;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the basket. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Section 871(m) of the Internal Revenue Code requires withholding in respect of “dividend equivalents” paid or deemed paid to non-U.S. persons with respect to certain financial instruments. It is anticipated that the notes will be subject to Section 871(m). Accordingly, United States alien holders will be subject to a 30% withholding tax (which may be reduced under an applicable treaty) on payments made by us to the extent of any dividends paid during the term of the notes that are attributable to the shares of U.S. equities included in the basket. We will not be required to pay any additional amounts in respect of any withholding taxes. You should consult your tax adviser about the application of Section 871(m) in your circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

Supplemental Plan of Distribution

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement. The underwriting discount set forth on the cover page of this prospectus supplement per $1,000 face amount is comprised of $1.00 of underwriting fees and $7.10 of selling commission.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on May 13, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Any notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)

a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section

276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS Prospectus Supplement
Summary Information	S-3
Hypothetical Examples	S-8
Additional Risk Factors Specific to Your Notes	S-12
Specific Terms of Your Notes	S-24
Use of Proceeds	S-35
Hedging	S-35
The Basket	S-36
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-44
Supplemental Plan of Distribution;	S-45
Conflict of Interest	S-47
Validity of the Notes and Guarantee	S-47
S-48
Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$1,000,000 GS Finance Corp. Basket-Linked Notes due 2020 guaranteed by The Goldman Sachs Group, Inc. ____________ ____________ Goldman Sachs & Co. LLC